EXHIBIT 99.1

DELTA PETROLEUM CORPORATION
Roger A. Parker, President and CEO
Aleron H. Larson, Jr., Chairman
Kevin K. Nanke, CFO
Dave Donegan, VP Corporate Communications
370 17th Street, Suite 4300
Denver, Colorado 80202
(303) 293-9133

For Immediate Release

          DELTA PETROLEUM ANNOUNCES $150 MILLION SENIOR NOTE OFFERING

Denver, Colorado - February 28, 2005 - Delta Petroleum Corporation (NASDAQ:
DPTR; Frankfurt Stock Exchange: DPE), an independent energy company, announced today that it plans to raise $150 million through a private offering of senior notes due 2015. The Company intends to use the net proceeds from the proposed offering to repay amounts owed under its bank credit facility.

The senior notes offered have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such senior notes. The Company plans to issue the senior notes only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company's core areas of operation are the Gulf Coast and Rocky Mountain regions, which comprise the majority of its proved reserves, production and long term growth prospects.

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, volatility of oil and natural gas prices, production variance from expectations, drilling activity being less successful than expected, changes in government regulation and other risks associated with the oil and gas industry. Please refer to the Company's Securities and Exchange Commission filings for additional information.